Exhibit 3.156

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FUNK & WAGNALLS CORPORATION

* * * * * * * * * *

Pursuant to Section 242 of the General Corporation

Law of the State of Delaware

Funk & Wagnalls Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (hereinafter called the “Corporation”).  DOES HEREBY CERTIFY:

FIRST:                                                           That the Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the Board duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and proposing such amendment to the sole stockholder of the Corporation for such stockholder’s consideration.  The resolution setting forth the proposed amendment as follows:

“RESOLVED, that the Board of Directors hereby deems it advisable and in the best interests of the Corporation and its stockholders that the Certificate of Incorporation of the Corporation (the “Charter”) be amended by deleting Article FIRST thereof in its entirety and by substituting, in lieu of said Article, the following new Article:

FIRST:  The name of the Corporation is K-III Reference Corporation; and

RESOLVED, that the foregoing amendment to the Charter be, and the same hereby is, approved and adopted, subject to the approval of such amendment by the sole stockholder of the Corporation; and further

RESOLVED, that the submission of the foregoing amendment for approval by the sole stockholder of the Corporation be, and the same hereby is, approved”.

SECOND:                                            That thereafter, by written consent filed with the minutes of the Corporation, the sole stockholder approved said amendment as adopted by the Board of Directors.

THIRD:                                                       That the above amendment was duly adopted in accordance with the provisions of Section 242 General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Funk & Wagnalls Corporation has caused this certificate to be signed by Curtis A. Thompson, Vice President, and attested by Beverly C. Chell, Secretary, this 19th day of December, 1995.

Funk & Wagnalls Corporation

By:	/s/ Curtis A. Thompson
Curtis A. Thompson
Vice President

ATTEST:

By:	/s/ Beverly C. Chell
Beverly C. Chell
Secretary